SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement      [ ] Confidential, For Use of the Commission
[X] Definitive Proxy Statement           Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12

                                   ----------

                         CITIZENS COMMUNICATIONS COMPANY
                (Name of Registrant as Specified in its Charter)

                                   ----------

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:
    (2) Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    (4) Proposed maximum aggregate value of transaction:
    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:

[CITIZENS LOGO]                                           Administrative Offices
                                       Three High Ridge Park, Stamford, CT 06905
                                                                  (203) 614-5600

--------------------------------------------------------------------------------

                                                                  April 1, 2003

Dear Fellow Stockholder:

     I am pleased to invite you to attend the 2003 Annual Meeting of the Stockholders of Citizens Communications Company, which will be held at the Prudential Center for Learning and Innovation, Weed Avenue, Norwalk, CT 06850, on Tuesday, May 13, 2003, at 10:00 a.m., Eastern Time.

     At last year's Annual Meeting, 88% of Citizens' outstanding shares were represented. We hope that the percentage will be even higher at the upcoming meeting. It is important that your shares be represented whether or not you attend the meeting. In order to ensure that you will be represented, we ask that you sign, date, and return the enclosed proxy. If present, you may revoke your proxy and vote in person.

     Attendance at the Annual Meeting will be limited to stockholders as of the record date, or their authorized representative, and employees. Registered stockholders planning to attend the meeting should so indicate by marking the appropriate box on the proxy.

     We look forward to seeing and meeting with you at the Annual Meeting.

                                          Cordially,

                                          /s/ Leonard Tow

                                          Leonard Tow
                                          Chairman and Chief Executive Officer

[CITIZENS LOGO]                                           Administrative Offices
                                       Three High Ridge Park, Stamford, CT 06905
                                                                  (203) 614-5600

--------------------------------------------------------------------------------

                                                                  April 1, 2003

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                ----------------

To the Stockholders of
CITIZENS COMMUNICATIONS COMPANY:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Citizens Communications Company will be held at the Prudential Center for Learning and Innovation, Weed Avenue, Norwalk, CT 06850, on Tuesday, May 13, 2003, at 10:00 a.m., Eastern Time, for the following purposes:

     1. To elect directors;

     2. To approve the appointment of KPMG LLP as our independent public accountants for 2003; and

     3. To transact any other business that may properly be brought before the meeting or any adjournment or postponement of the meeting.

     The board of directors fixed the close of business on March 17, 2003, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

     A complete list of stockholders entitled to vote at the meeting will be open to the examination of stockholders during ordinary business hours, for a period of ten days prior to the meeting, at the offices of the company, Three High Ridge Park, Stamford, CT 06905, and at the site of the meeting on the meeting date.

                                          By Order of the Board of Directors

                                          /s/ L. Russell Mitten

                                          L. Russell Mitten
                                          Secretary

                                 PROXY STATEMENT

     This statement is furnished in connection with the solicitation of proxies by the board of directors of Citizens Communications Company to be voted at our annual meeting of stockholders. The mailing address of our administrative offices is Three High Ridge Park, Stamford, CT 06905. The approximate date on which this proxy statement and form of proxy are first being sent or given to stockholders is April 1, 2003.

     Only holders of record of our common stock, par value $0.25 per share, as of the close of business on March 17, 2003, the record date, will be entitled to notice of and to vote at the annual meeting. As of the record date, there were 283,163,658 shares of common stock outstanding, each of which is entitled to one vote at the annual meeting. As of the record date, an additional 11,041,967 shares of common stock were held by us as treasury shares. We have no other class of voting securities issued and outstanding. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock will be necessary to constitute a quorum for the transaction of business at the annual meeting.

     Directors will be elected by a majority vote of the shares of common stock present or represented by proxy at the meeting and entitled to vote at the meeting. The selection of our independent public accountants for 2003 will be approved by a majority vote of the shares of common stock present or represented by proxy and entitled to vote at the meeting. Abstentions by stockholders present in person or by proxy will have the effect of a negative vote with respect to the election of directors and the approval of the appointment of our independent public accountants. Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers that have not given instructions to such brokers have the authority to vote on the election of directors and approval of auditors. Accordingly, unless contrary instructions are given, all proxies received pursuant to this solicitation will be voted in favor of the election of the nominees and the approval of the appointment of our independent public accountants. Stockholders may not cumulate their votes. Stockholders who execute proxies may revoke them at any time before they are voted.

Stock Ownership of Certain Beneficial Owners, Directors and Executive Officers

     As of February 28, 2003, no person or group of persons, except for FMR Corp., Wallace R. Weitz & Company, and Chieftain Capital Management, Inc., is known by us to beneficially own more than 5% of our common stock. The following table reflects shares of common stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the Securities and Exchange Commission) as of February 28, 2003. All information regarding the number of our shares beneficially owned, and regarding voting and investment power with respect thereto, by any person or group that beneficially owns more than 5% of our common stock, is based solely on our review of Schedules 13G (and amendments thereto) filed with the Securities and Exchange Commission as of February 28, 2003. These filings contain information as of particular dates and may not reflect current holdings of our common stock. Except as otherwise described below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned.

                                                  Common       Percentage
                                                  Stock        of Common
Name and Address of Beneficial Owner              Owned        Stock (1)
------------------------------------           -------------   ----------
FMR Corp. ..................................   42,596,344(2)     15.04%
 82 Devonshire Street
 Boston, MA 02109

Wallace R. Weitz & Company .................   27,609,400(3)      9.75%
 1125 South 103rd Street
 Suite 600
 Omaha, NE 68124-6008

Chieftain Capital Management, Inc. .........   16,072,575(4)      5.68%
 12 East 49th Street
 New York, NY 10017

----------

(1) For each person or group, the percentage of ownership was determined by dividing the number of shares shown in the table by 283,163,658, the number of shares of our common stock outstanding as of the record date.

(2)  Based on a Schedule 13G/A Information Statement filed by FMR Corp., Edward
     C. Johnson 3d, Abigail P. Johnson, Fidelity Management & Research Company, and FA Mid Cap Stock Fund on February 13, 2003. The address of each of these persons is the same as FMR Corp. Such Schedule 13G/A discloses that members of the family of Edward C. Johnson 3d hold approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail Johnson owns 24.5% of the outstanding stock of FMR Corp. Mr. Johnson 3d is the Chairman of FMR Corp. and Abigail Johnson is a director of that company. Approximately 13.82% of our outstanding common stock, or 39,128,139 shares, is held by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. Mr. Johnson 3d and FMR Corp. each have sole investment power with respect to those shares. Fidelity Management & Research Company has the sole power to vote these shares. Approximately 1.09% of our outstanding common stock, or 3,095,437 shares, is held by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. Mr. Johnson 3d and FMR Corp. each has sole investment power with respect to all of these shares and sole power to vote 3,089,237 shares and no power to vote 6,200 shares. Approximately 0.13% of our outstanding common stock, or 371,700 shares, is held by Fidelity International Limited, approximately 39.89% of the voting stock of which is controlled by Mr. Johnson 3d and members of his family. Fidelity International Limited has sole investment power and sole voting power with respect to these shares. 1,068 shares of our outstanding common stock are held by Geode Capital Management, LLC, a wholly-owned subsidiary of Fidelity Investors III Limited Partnership. Fidelity Investors Management, LLC, is the general partner and investment manager of Fidelity Investors III Limited Partnership. The managers of Geode Capital Management, LLC, the members of Fidelity Investors Management, LLC, and the limited partners of Fidelity Investors III Limited Partnership are shareholders and employees of FMR Corp.

(3) Based on a Schedule 13G/A Information Statement filed by Wallace R. Weitz & Company and Wallace R. Weitz, President and Primary Owner of Wallace R. Weitz & Company, on January 16, 2003. The address of Wallace R. Weitz is the same as that of Wallace R. Weitz & Company. Such Schedule 13G/A discloses that Wallace R. Weitz & Company and Wallace R. Weitz hold shared dispositive power and shared voting power over these shares.

(4) Based on a Schedule 13G Information Statement filed by Chieftain Capital Management, Inc., on February 14, 2003. Such Schedule 13G discloses that Chieftain Capital Management, Inc., holds shared dispositive power and shared voting power over these shares.

     The following table reflects shares of common stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the Securities and Exchange Commission) as of February 28, 2003, by (a) each director and nominee for director of the company, (b) the person who in 2002 was our Chief Executive Officer, (c) the four other most highly compensated executive officers named in the Summary Compensation Table on page 16, and (d) all of our current directors and executive officers as a group. Except as otherwise described below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned and has an address at our executive offices.

                                                                             Common              Acquirable        Percentage
                                                                              Stock                 Within         of Common
Name                                                Position                Owned (1)             60 Days (2)      Stock (3)
----                                    ---------------------------------   ---------             -----------      ----------
Norman I. Botwinik ..................    Director                              180,946(4)            154,110             *

Robert Braden .......................   Senior Vice President, Chief           172,670               145,834             *
                                        Executive Officer of the Electric
                                        Lightwave Division and
                                        Executive Vice President of the
                                        ILEC Division

John H. Casey, III ..................    Executive Vice President;             319,186(5)            104,167             *
                                        President and Chief Operating
                                        Officer of the ILEC Division

Jerry Elliott ........................   Senior Vice President and Chief        17,608                10,000             *
                                        Financial Officer

Aaron I. Fleischman .................   Director                               214,199(6)            178,514             *

Rudy J. Graf ........................   Director                               591,046(7)            347,917             *

Stanley Harfenist ...................   Director                               192,460(8)            178,504             *

Andrew N. Heine .....................   Director                               218,669               218,510             *

William M. Kraus ....................   Director                                18,801(9)             17,083             *

Scott N. Schneider ..................   Vice Chairman, President, Chief        457,958(10)           340,417             *
                                        Operating Officer and Director
                                                                               237,525               230,525             *
John L. Schroeder ...................   Director
                                                                               191,045               188,508             *
Robert A. Stanger ...................   Director
                                                                                57,424(11)            48,376             *
Edwin Tornberg ......................   Director
                                                                            11,653,640(12)(13)     3,393,581(14)      4.12%
Claire L. Tow .......................   Director
                                                                            11,653,640(12)(15)     3,393,581(16)      4.12%
Leonard Tow .........................   Chairman of the Board
                                        of Directors and Chief
                                        Executive Officer

David H. Ward .......................   Nominee for Director                         0                     0             0

All Executive Officers and Directors
as a group (24 persons) .............                                       15,596,440             6,439,294          5.51%

----------
*    Represents less than 1% of our outstanding common stock.

(1) Pursuant to rules of the Securities and Exchange Commission, includes shares acquirable as further described in footnote (2). Shares owned as of February 28, 2003, may be determined by subtracting the number under "Acquirable Within 60 Days" from that under "Common Stock Owned." This column does not include restricted shares issued to individuals on March 13, 2003, as part of their compensation for 2002.

(2) Reflects number of shares that could be purchased by exercise of options as of February 28, 2003, or within 60 days thereafter under our Management Equity Incentive Plan, the Equity Incentive Plan, the Amended and Restated 2000 Equity Incentive Plan, or the Non-Employee Directors' Deferred Fee Equity Plan, as applicable.

(3) Based on number of shares outstanding at, or acquirable within 60 days of the record date.

(4) Includes 11,406 shares of common stock owned by Mr. Botwinik's wife. Mr. Botwinik disclaims beneficial ownership of such shares.

(5) Includes 30,000 restricted shares over which Mr. Casey has sole voting power but no dispositive power.

(6) Includes 30,733 shares held by the Aaron I. Fleischman Foundation of which Mr. Fleischman is the sole trustee. Mr. Fleischman disclaims beneficial ownership of these shares.

(7) Includes 50,000 restricted shares over which Mr. Graf has sole voting power but no dispositive power.

(8) Consists of shares held by the Harfenist Family Trust of which Stanley and Jean Lippka Harfenist are the trustees.

(9) Includes 1,718 shares held by the William M. Kraus Trust for which Mr. Kraus is the sole trustee.

(10) Includes 50,000 restricted shares over which Mr. Schneider has sole voting but no dispositive power.

(11) Includes 651 shares of common stock held by Mr. Tornberg's wife.

(12) Includes 5,394,022 shares of common stock owned by Lantern Investment Company, LLC, of which Leonard Tow is the sole member. Claire Tow is the wife of Leonard Tow. These shares of common stock are included in the above table for Leonard Tow and Claire Tow, as required by the definition of beneficial ownership in Rule 13d-3 under the Securities Exchange Act of 1934. Therefore, each of Leonard Tow and Claire Tow is deemed to have a beneficial interest in these 5,394,022 shares of our common stock. Leonard Tow has sole voting and investment power with respect to the 5,394,022 shares of our common stock owned by Lantern Investment Company, LLC. Except to the extent of this interest, both Leonard Tow and Claire Tow disclaim beneficial ownership of any of these shares of our common stock. Includes 213 shares held in a joint account by Claire Tow and Leonard Tow.

(13) Includes 32,369 shares of common stock held by Claire Tow as custodian for her minor grandchildren; 11,438,108 shares of common stock or options exercisable therefor owned by her husband, Leonard Tow, 1,559,974 shares of which are performance shares over which Leonard Tow has sole voting power but no dispositive power; and 1,821 shares of common stock held in Dr. Tow's individual retirement account, and 18,587 shares held in a 401(k) account, each for the benefit of her husband, Leonard Tow. Claire Tow disclaims beneficial ownership of all of these shares.

(14) Includes 3,215,077 shares of common stock acquirable by Leonard Tow within 60 days. Claire Tow disclaims beneficial ownership of all of these shares.

(15) Includes 32,369 shares of common stock held by his wife, Claire Tow, as custodian for her minor grandchildren and 2,860 owned by his wife, Claire Tow; and 1,586 shares of common stock held in an individual retirement account for the benefit of his wife, Claire Tow. Leonard Tow disclaims beneficial ownership of all of these shares. Includes 1,559,974 performance shares over which Leonard Tow has sole voting power but no dispositive power.

(16) Includes 178,504 shares of common stock acquirable by Claire Tow within 60 days. Leonard Tow disclaims beneficial ownership of all of these shares.

                              ELECTION OF DIRECTORS

     At the meeting, 12 directors are to be elected to hold office until the next annual meeting or until their successors have been elected and qualified. All of the nominees, except Mr. Ward, are currently serving as our directors. In addition, Norman I. Botwinik, a director since 1968, will retire as a director at the time of the annual meeting and will become, at that time, Director Emeritus. Directors will be elected by a majority of the votes of the holders of shares of common stock present in person or represented by proxy at the meeting and entitled to vote at the meeting. It is the intention of the persons named in the enclosed proxy to vote for the election as directors of the nominees specified. In case any of these nominees should become unavailable for any reason, the proxy holders reserve the right to substitute another person of their choice. The information concerning the nominees and their security holdings has been furnished to us by the nominees. Leonard Tow and Claire Tow are husband and wife. There are no other family relationships between any of the nominees. Robert Stanger has been elected as the Lead Director by our independent directors.

Aaron I. Fleischman     Senior Partner of Fleischman and Walsh, L.L.P.,              Director since 1989
                        Washington, DC, law firm specializing in regulatory,
                        corporate-securities, legislative, and litigation matters
                        for telecommunications, regulated utility, and
                        transportation companies, since 1976. Director,
                        Southern Union Company, 1990 until 2002. Age 64.

Rudy J. Graf            Retired. Vice Chairman of the Board of Directors             Director since 2000
                        of Citizens Communications Company, 2001 to
                        2002; President, Chief Operating Officer of
                        Citizens Communications Company, 1999 to 2002;
                        Director, President and Chief Operating Officer,
                        Centennial Cellular Corp., 1990 to 1999; Director,
                        Electric Lightwave, Inc., 1999 to 2002. Age 54.

Stanley Harfenist       Retired. President and Chief Executive Officer of            Director since 1992
                        Adesso, Inc., manufacturer of hardware for the
                        Macintosh computer, 1993 through 1999. Director
                        of Electric Lightwave, Inc., 1997 to 2002. Age 71.

Andrew N. Heine         Private investor, 1989 to present; Director of Orleans       Director since 1975
                        Home Builders, Inc., 1994 to present. Age 74.

William M. Kraus        Retired. Director of Century Communications Corp.            Director since 2002
                        and Centennial Cellular Corp, 1985 to 1999. Director
                        of Electric Lightwave, Inc., 2000 to 2002. Age 77.

Scott N. Schneider      Vice Chairman of the Board of Directors of                   Director since 2000
                        Citizens Communications Company since 2001;
                        President and Chief Operating Officer of Citizens
                        Communications Company since 2002; Director
                        from 1996 to October 1999, Chief Financial
                        Officer from 1996 to October 1999 and Senior
                        Vice President and Treasurer of Century
                        Communications Corp. from 1991 to October
                        1999; Director, Chief Financial Officer, Senior
                        Vice President and Treasurer of Centennial
                        Cellular Corp., 1991 to 1999; Executive Vice
                        President and Director, Electric Lightwave, Inc.,
                        1999 to 2002. Age 45.

John L. Schroeder     President, Pinecrest Management, LLC, since 2002.          Director since 1980
                      Director, Morgan Stanley Dean Witter Funds, 1994
                      to 2002. Chartered Financial Analyst. Age 72.

Robert A. Stanger     Chairman, Robert A. Stanger & Company,                     Director since 1992
                      investment banking and consulting services, 1978 to
                      present; Publisher, The Stanger Report; Director,
                      Callon Petroleum Company, Inc., exploration and
                      production of oil and natural gas; Director, Electric
                      Lightwave, Inc., 1997 to 2002. Age 63.

Edwin Tornberg        President and Director, Edwin Tornberg &                   Director since 1992
                      Company, brokers, management consultants and
                      appraisers serving the communications industry,
                      1957 to present. President and Director, Radio
                      780, Inc. (Washington, DC), 1977 to 2001;
                      President and Director, Radio One Five Hundred,
                      Inc. (Indianapolis, IN), 1959 to present. Chairman
                      and Director, New World Radio Inc. (Washington,
                      DC), 1992 to present; Chairman, Treasurer and
                      Director, Global Radio, LLC. (Philadelphia, PA),
                      1997 to present; Chairman and Director, Nations
                      Radio LLC (Annapolis, MD) since 1999. Age 77.

Claire L. Tow         President, The Tow Foundation; Senior Vice                 Director since 1993
                      President from 1992 and Vice President and
                      Director from 1988 of Century Communications
                      Corp., a cable television company, in each case
                      until October 1999. Age 72.

Leonard Tow           Chairman and Chief Executive Officer, Citizens             Director since 1989
                      Communications Company, 1990 to present; Chief
                      Financial Officer, 1991 to 1997. Chief Executive
                      Officer and Director of Century Communications
                      Corp., a cable television company, since its
                      organization in 1973 to October 1999, and
                      Chairman of the Board from 1989 to 1999;
                      Director and Chairman of the Board, Electric
                      Lightwave, Inc., 1990 to 2002; Director,
                      Hungarian Telephone and Cable Corp. Director,
                      United States Telephone Association. Age 74.

David H. Ward         Chief Financial Officer, Voltarc Technologies, Inc., a     Nominee for Director
                      specialty lamp manufacturer, 2001 to present;
                      Principal, Lighting Technologies Holdings, Inc.
                      (successor to Innovative Technologies Group LLC),
                      a holding company owning several lighting
                      manufacturing companies, 1999 to present; Partner,
                      Buckingham Partners LLC, venture capital entity,
                      1998 to 1999; Partner, Deloitte & Touche, a
                      professional services organization, 1969 to 1983,
                      1985 to 1993, and during both periods Mr. Ward
                      supervised the audits of publicly-reporting companies.
                      Age 65.

     Our board of directors recommends that you vote "FOR" the election of all nominees for director.

     The board of directors held six meetings in 2002. Each director attended at least 75% of the aggregate of these meetings and the total number of meetings held by all committees of the board on which he or she served, as described below under "Governance of the Company and Committees of the Board."

     The independent directors held three meetings in 2002, which all of the independent directors attended.

Governance of the Company and Committees of the Board

     We have been reviewing our corporate governance policies and practices. This includes comparing our current policies and practices to policies and practices of other public companies as well as to those suggested by various groups or authorities active in corporate governance. Based upon this review, we anticipate adopting changes to current policies and practices to reflect what the board of directors believes are "best practices" as well as those that are required to comply with the Sarbanes-Oxley Act of 2002 and any rule changes made by the Securities and Exchange Commission and the New York Stock Exchange.

     Code of Conduct. We have implemented a Code of Conduct. We require all employees to adhere to the Code of Conduct in addressing the legal and ethical issues encountered in conducting their work. The Code of Conduct requires that our employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the company's best interest. Going forward, all of our employees will be required to certify that they have reviewed and understand the Code of Conduct. In addition, all officers and senior level executives will be required to certify as to any actual or potential conflicts of interest involving them and the company. We also expect to provide training for our employees on the Code of Conduct and their legal obligations.

     Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct. Under the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission will adopt rules to require companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

     Committees of the Board. The board has standing Executive, Audit, Compensation, Employee Development, Nominating and Corporate Governance, and Retirement Plan Committees.

     Executive Committee. Our Executive Committee is composed of Dr. Tow, as Chairman, and Messrs. Fleischman, Graf, Harfenist, Schneider, and Stanger. The Executive Committee did not meet in 2002. During intervals between meetings of the board, the Executive Committee has the power and authority of the board over the management of our business affairs and property, except for matters requiring the approval of the independent directors and for powers specifically reserved by Delaware law or by our Restated Certificate of Incorporation.

     Audit Committee. Our Audit Committee is composed of four directors and operates under a written charter adopted by the board of directors, a copy of which is included in this proxy statement as Appendix A. The Audit Committee will adopt a revised written charter to comply with the Sarbanes-Oxley Act of 2002 and rule changes by the Securities and Exchange Commission and the New York Stock Exchange when they are implemented. The members of the Audit Committee are Mr. Heine, as Chairman, and Messrs. Kraus, Schroeder, and Stanger, each of whom is independent and is financially literate, as required by the listing standards of the New York Stock Exchange. The Audit Committee met eleven times in 2002. If Mr. Ward is elected as a Director, it is anticipated that Mr. Ward will also be elected to the Audit Committee. The board of directors has determined that Mr. Ward meets the standard of an "audit committee financial expert" under SEC regulations.

     The Audit Committee recommends to the board of directors the selection of our independent accountants. Management is responsible for our internal controls and the financial reporting process. Our independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America, for issuing a report thereon, and for reviewing our Quarterly Reports on Form 10-Q. The Audit Committee's responsibility is to review these processes.

     Compensation Committee. Our Compensation Committee is composed of five directors and operates under a written charter adopted by the board of directors, a copy of which is included in this proxy statement as Appendix B. The Compensation Committee is composed of Mr. Stanger, as Chairman, and Messrs. Botwinik, Harfenist, Kraus, and Tornberg. Mr. Kraus was appointed to the Compensation Committee in February 2003. Mr. Botwinik is retiring as director and from this committee effective as of the date of our annual meeting. The Compensation Committee met five times in 2002. The Committee reviews our general compensation strategies, acts as the Committee for the Citizens Incentive Plan, the Management Equity Incentive Plan, the Equity Incentive Plan, the Amended and Restated 2000 Equity Incentive Plan, the Employee Stock Purchase Plan, and the Non-Employee Directors' Deferred Fee Equity Plan, and establishes and reviews compensation for our Chief Executive Officer and other executive officers.

     Employee Development Committee. The Employee Development Committee is chaired by Mrs. Tow and Messrs. Graf and Harfenist are its other members. Its function is to foster a high level of cooperation and exchange among members of the management team. The Employee Development Committee met once in 2002.

     Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is composed of three directors and operates under a written charter adopted by the board of directors, a copy of which is included in this proxy statement as Appendix C. The Nominating and Corporate Governance Committee is chaired by Mr. Harfenist, and Messrs. Botwinik and Fleischman were its other members during 2002. Mr. Botwinik is retiring as director and from this committee effective as of the date of our annual meeting. Mr. Fleischman resigned as a member effective March 31, 2003. Messrs. Kraus and Tornberg have been elected to serve as members of the Nominating and Corporate Governance Committee effective April 1, 2003. The Nominating and Corporate Governance Committee met once in 2002. One of the committee's functions is to recommend candidates for election to the board of directors. The committee will entertain written suggestions for nominees from stockholders so long as they are addressed to Mr. Harfenist at our address on or before the date specified under "Stockholder Proposals" and include a description of the qualifications of the suggested nominee and any information that is required by the regulations of the Securities and Exchange Commission concerning the suggested nominee and his or her direct or indirect securities holdings or other interests in us. In addition, the Nominating and Corporate Governance Committee will take a leadership role in shaping our corporate governance, including making recommendations on matters relating to the make-up of the board of directors and its various committees and corporate governance principles that are applicable to us.

     Retirement Plan Committee. The Retirement Plan Committee is composed of Mr. Schroeder, as Chairman, and Messrs. Botwinik, Graf, and Tornberg. Mr. Botwinik is retiring as director and from this committee effective as of the date of our annual meeting. The Retirement Plan Committee oversees our retirement plans. The Committee met three times in 2002.

                             AUDIT COMMITTEE REPORT

     The Audit Committee has met and held discussions with management and our independent accountants and has reviewed and discussed the audited consolidated financial statements with management and our independent accountants.

     The Audit Committee has also discussed with our independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380).

     Our independent accountants also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and the Audit Committee discussed with our independent accountants that firm's independence.

     Based upon the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

                                          Submitted by:
                                          Andrew N. Heine, Chairman
                                          William M. Kraus
                                          John L. Schroeder
                                          Robert A. Stanger

                             DIRECTORS' COMPENSATION

     Each non-employee director is entitled to receive annual compensation in the form of 5,000 stock units (which are more particularly described below), 20,000 stock options, or an annual retainer of $30,000. In addition, each non-employee director will receive a fee of $2,000, plus reasonable expenses, for each meeting of the board of directors and committee of the board attended in person or by telephone. For his services as Lead Director, Mr. Stanger will receive an additional annual retainer of $20,000. With the exception of the Audit Committee and the Compensation Committee, committee chairs will be entitled to an additional annual retainer of $5,000. The Audit Committee chair will receive an additional annual retainer of $20,000 and the Compensation Committee chair will receive an additional annual retainer of $15,000. A director may elect to have either 50% or 100% of his or her fees, and in the case of committee chairs their annual retainer, payable in cash, shares of our common stock, or stock units. If a director elects payment of his or her fees in shares of our common stock, those shares will be purchased at the average of the high and low prices on the first trading day of the year in which they are earned, subject to adjustment. If a director elects payment of his or her fees in stock units, units will be purchased at 85% of the average of the high and low prices on the first trading day of the year in which they are earned, subject to adjustment. These stock units, which are payable either in cash or in shares of our common stock, as per the director's irrevocable election, will be held by us until the earlier of the director's retirement or death (or earlier in the case of hardship approved by the board of directors) at which time they will be paid to the director in accordance with his or her election. Directors will receive an annual stock option award under the Non-Employee Directors' Deferred Fee Equity Plan, which is currently fixed at 5,000 options.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the board of directors is composed of five independent directors who are responsible for setting and administering compensation, including base salaries, annual incentives, and stock-based awards paid or awarded to our executive officers. The Compensation Committee oversees and approves incentive plan, design, costs, and administration. This report discusses the Compensation Committee's activities as well as its development and implementation of policies regarding compensation paid to our executive officers for 2002.

                COMPENSATION OF THE EXECUTIVE MANAGEMENT GROUP

     This section discusses our 2002 strategy for our compensation programs. The compensation of our Chief Executive Officer is discussed separately in this report.

                             COMPENSATION STRATEGY

o Offer a competitive mix of total compensation relative to the communications industry.

o Ensure plans enable us to attract and retain employees of outstanding ability by having flexibility based on the various labor market demands for critical skill sets.

o Provide performance-based and subjectively determined compensation so that rewards to employees have a direct correlation to shareholder value.

o    Create stock ownership at all levels in the organization.

Base Salary

     The Compensation Committee reviews and approves the salary levels of our executive management group. This review is based on the duties and responsibilities which we expect each executive to discharge during the current year, the executive's performance during the previous year and the executive officer's total cash compensation opportunity. We perform external market comparisons relative to industry-specific peers, based on individual job responsibility. No merit increases were given to the executive management group in 2002.

Annual Cash Incentives

     To retain and motivate employees, the Citizens Incentive Plan offers a competitive mix of total cash compensation relative to comparable industry norms. Under the Citizens Incentive Plan, target incentives are assigned for each level based on an analysis of incentive pay practices in the various industries in which we operate. The criteria for payout of awards is financial performance. The financial measures used are revenue and adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA). In addition to financial measures, the Rochester Region's incentive payout is based on the achievement of service measures, and the Public Services Sector payout is based in part on the achievement of safety goals. Goals are established no later than the first quarter of the year for the full year. The plan criteria may be revised each year to reflect changes in our business strategy.

     In determining compensation with respect to 2002, the Compensation Committee changed its approach to incentive compensation for our executive management group. The quantitative approach used historically in the Citizens Incentive Plan was a starting point. The Compensation Committee expanded its approach to take into account and place greater emphasis on the qualitative aspects of strategic decisions and the execution of company initiatives, and the significant challenges that faced both the company and the telecommunications industry in general. A more subjective focus on the quality of management's decisions takes into account the ability of an executive manager to adapt to unique situations and changing conditions, while balancing short-term strategies with long-term objectives. The Compensation Committee believes that such an approach for key executive officers will properly reward such officers for their leadership in responding to the changing business environment and in making strategic changes in our near and long-term business plans in the interests of Citizens, its employees and its shareholders.

2002 Annual Cash Incentive Awarded in 2003

     The annual cash incentives were developed by the Compensation Committee in four meetings in February and March 2003, based on 2002 performance. A total of 2,900 employees received cash incentive awards, representing 95% of the employees eligible to receive an award.

     The Compensation Committee identified the following areas that presented substantial and unique challenges to our executive management group during 2002 resulting in the need to take strategic actions to achieve longer-term objectives: the unprecedented upheaval in the telecommunications market; the bankruptcy of major telecommunications companies, and in particular the bankruptcies of Global Crossing and WorldCom; significant shifts in the financial markets; and the reorganization of our operations staff to centralized locations in Rochester, New York, and Stamford, Connecticut.

     The Compensation Committee believes that our executive management group successfully met these requirements and responded to challenges in this environment by revising short-term and long-term plans while substantially meeting operating performance targets. In addition, our executive management group completed the plans for divestiture of substantially all of our public services assets and oversaw an ongoing de-leveraging plan that included the repayment during 2002 of more than $1 billion of debt. In light of this, the Compensation Committee awarded a cash bonus to the members of the executive management group, including each of the five most highly compensated executive officers, in excess of base targets.

     In addition, a portion of the annual cash incentive awarded to the executive management group was converted to a grant of restricted shares. In so doing, the Compensation Committee was responding to a desire to compensate the executive management group for their performance under adverse circumstances while aligning their long-term interests with those of shareholders.

Common Stock Long-Term Incentives

     The purpose of the Equity Incentive Plan is to provide common stock-related compensation to ensure that we can effectively attract, motivate and retain executives and employees in our business sectors. Our program is more strongly performance oriented than most because stock options are awarded only if the prior year's adjusted EBITDA target is achieved. All stock options awarded are non-qualified, awarded at fair market value and vest over four years.

     Within the Equity Incentive Plan, there are two separate award programs: the Management Stock Option Plan and the Distinguished Performance Award. The Management Stock Option Plan is designed to grant stock options to executives and other key management employees for their individual contributions toward achievement of financial goals. Target awards are based on the employee's level and are designed to compensate our employees consistent with the long-term incentive compensation of companies in comparable industries.

     The Distinguished Performance Award is designed to recognize and reward key employees below the management level who are considered to have high potential and who have made significant contributions. Recommendations can be made for up to 10% of the eligible population and are at the discretion of the employee's manager.

     In May 2002, the Compensation Committee granted stock option awards to 393 officers/managers under the Management Stock Option Plan. 414 employees received stock option awards under the Distinguished Performance Award representing 10% of the eligible employees. Based on the achievement of the prior year's adjusted EBITDA target the pool was funded at 75%.

     For awards made for the year 2002, the Compensation Committee decided to exclude the executive management group from participation in the Management Stock Option Plan, and to replace the participation of the executive management group in that plan with grants of restricted shares under our 2000 Equity Incentive Plan, vesting 33-1/3% each year over a three-year period. These restricted share grants are intended to supplement the cash incentive payments and are based upon the executive officer's and our performance for the prior year. The Committee considered standard valuation methodology in determining the number of restricted shares that were granted to each executive officer in lieu of stock options.

     For the year 2003, the Compensation Committee also decided to exclude the executive management group from participation in the Management Stock Option Plan. Instead the executive management group will receive grants of restricted shares under our 2000 Executive Equity Plan, which will vest ratably over a three-year period.

Other

     The Compensation Committee approves terms of employment offers to new executive and other officers.

                   COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     An employment agreement effective as of October 1, 2000, as amended on May 16, 2002, between Dr. Tow and us establishes his base annual salary. Other benefits included in the "Other Annual Compensation" and "All Other Compensation" columns in the Summary Compensation Table are established in the employment agreement or by the Compensation Committee and independent directors. The employment agreement referred to in this section is summarized in a later section of the proxy statement under the heading "Employment Agreement."

     The Compensation Committee has made grants of restricted shares and options to Dr. Tow as part of his incentive compensation and under his employment agreement. In 2000, in lieu of Annual Cash Incentives for 1999 performance, the Compensation Committee agreed to grant Dr. Tow 72,727 shares of our common stock, which will be awarded on January 1 of the year after his retirement. On January 1, 2001, Dr. Tow was granted an option to purchase 250,000 shares of our common stock. The options vest at a rate of 33 1/3% per year beginning on January 1, 2002, with an exercise price of $12.907 per share. The options expire on December 31, 2010. In addition, on June 18, 2001, Dr. Tow was granted an option to purchase 195,000 shares of our common stock. The options vest at a rate of 25% per year beginning on June 18, 2002, with an exercise price of $12.37 per share. The options expire on June 17, 2011. Also on June 18, 2001, Dr. Tow was granted phantom stock units for 100,000 shares of our common stock. These phantom stock units will settle the day after Dr. Tow's retirement and, upon settlement, Dr. Tow will receive 100,000 shares of our common stock. The Compensation Committee in 2000 also agreed to grant Dr. Tow 1,518,750 shares of our common stock, which will be awarded on January 1 of the year after his retirement. Such award was in recognition of Dr. Tow's investment foresight that enabled us to realize significant gains on our investments in certain cable television and cellular telephone companies. On May 16, 2002, Dr. Tow was granted 150,000 restricted shares. These shares vest on January 1, 2007. In addition, on May 16, 2002, Dr. Tow was also granted an option to purchase 150,000 shares of our common stock. The options vest at a rate of 25% per year beginning on May 16, 2003, with an exercise price of $9.52 per share.

     Based on the criteria described under Compensation Strategy, in March 2003 the Compensation Committee made an annual cash incentive award to Dr. Tow in the amount of $1.5 million and awarded Dr. Tow 100,000 restricted shares under the 2000 Equity Incentive Plan vesting 33 1/3% each year over a three year period for 2002 performance. These awards were made by applying the same methodology to Dr. Tow as was applied to the executive management group.

Employment Agreement

     We and Dr. Tow entered into a new employment agreement, dated as of October 1, 2000, which was subsequently amended by letter agreements. The 2000 agreement replaced the then effective 1996 employment agreement and provides for Dr. Tow to continue to serve as our Chairman and Chief Executive Officer through the end of 2005 and as an advisor-consultant for an additional five-year period thereafter. We and Dr. Tow entered into an amendment to this employment agreement on May 16, 2002, that amended the term of this employment agreement so that it shall now expire at the end of 2006. Dr. Tow will be paid an annual base salary of $900,000 through 2006, which is the same base salary provided under the 1996 agreement. After 2006, he will receive compensation of $500,000 per year for advisory services. While he is performing these services, Dr. Tow is restricted from engaging in competition that is materially detrimental to us. He is, however, permitted to serve as a director or a non-working partner, officer, or stockholder of other businesses. The 2000 agreement also provides for Dr. Tow to receive additional risk-based compensation, as described below. During their lifetimes, Dr. Tow and his wife will continue to participate in our health and other benefit plans. After his retirement from full-time employment, we will provide Dr. Tow with offices and support staff.

     The 1996 agreement included a grant of 500,000 restricted performance shares of common stock (which increased to 559,974 shares due to stock dividends). In consideration of Dr. Tow entering into the 2000 agreement, we increased these restricted shares by 250,000, to 809,974, and we granted him 750,000 additional restricted performance shares. Restrictions on transfer will lapse on January 1, 2007, or upon death, earlier termination of employment by Citizens, or certain corporate events. The restricted shares are subject to reduction under certain circumstances in accordance with a formula based on our EBITDA, as adjusted in accordance with the definition of EBITDA in the 2000 agreement, and to further proportionate reductions as set forth below. We also granted to Dr. Tow options to purchase 2.5 million shares of common stock. These options vest at the rate of 250,000 shares per year beginning on December 31, 2000, which vesting would accelerate upon early termination by Citizens of the combined employment and advisory term for any reason other than good cause. The exercise price for the first 500,000 options was set at $13.4690, the fair market value of the Company's shares on October 1, 2000. The exercise price for each additional increment of 500,000 options is $2.00 above the exercise price of the immediately preceding increment. The options have a 10-year term.

     In consideration for Dr. Tow entering into the amendment to this employment agreement on May 16, 2002, we have also granted Dr. Tow an additional 250,000 restricted shares of common stock. Restrictions on transfer will lapse on January 1, 2007, or upon death, earlier termination of employment, or certain corporate events. These shares, however, will not be subject to the reductions related to the EBITDA test and to the further proportionate reductions that apply to the previously issued restricted shares. In addition, as provided in the amendment, we also granted Dr. Tow additional options to purchase 500,000 shares of common stock. These options vested immediately upon the execution of this amendment. The exercise price for these options is $9.52 and they have a 10-year term.

     To compensate for tax code limitations on the amount that Dr. Tow can be paid under our company's pension plan, the 2000 agreement provides for $15 million in additional life insurance coverage through a second-to-die, split-dollar arrangement with a trust created by Dr. Tow as beneficiary; and a single life insurance arrangement on the first to die of Dr. Tow and his wife, with a face amount of $5.75 million, with death benefits to be paid in part to us and in part to the trust; provided, that the aggregate payable to the trust under all applicable policies may not exceed $15 million. The insurance coverage provided in the 2000 agreement is in addition to a $7.5 million second-to-die policy that was part of the 1996 agreement and that continues in effect. All of the insurance arrangements purchased by us have been structured so that all premiums paid by us in providing such benefits should be recovered from insurance proceeds.

     All payments due to Dr. Tow under his employment agreement will accelerate in the event we merge, consolidate with, or transfer all or substantially all of our assets or stock to another entity whose net worth, immediately preceding such transaction, is less than ours. Additionally, Dr. Tow may terminate the agreement in the event of a merger in which we are not the surviving company or in the event of a consolidation or transfer of all or substantially all of our assets or stock or change in control. Additionally, if an actual change of control as defined in the 2000 agreement occurs that includes, among other events, (1) the acquisition by a person or group of 15% or more of our voting securities and (2) certain changes in the board of directors, then Dr. Tow will thereafter have the option to acquire, after notice to the company, up to 10 million shares of the company's common stock at a price per share equal to the fair market value of the stock on the date notice is given.

     All shares covered by the 2000 agreement will be adjusted to reflect the occurrence, after October 1, 2000, of stock dividends, stock splits, new issuances to holders of common stock or options, warrants, rights to acquire additional shares, or similar events.

     If Dr. Tow's employment is terminated for good cause, as defined in the 2000 agreement, he will be entitled to receive his base salary through termination. In addition, he will be entitled to exercise all vested options; the restrictions on a portion of his restricted shares, which will be determined based on duration of his employment through termination and the adjusted EBITDA test, would lapse; and his split-dollar life insurance benefits would continue, subject to certain reductions. If Dr. Tow's employment were to be terminated by Citizens for any reason other than good cause, he would be entitled to receive his base salary for the remainder of the six-year term plus a bonus based on his average annual bonus prior to termination, all of his unvested options would immediately vest, and all restrictions on his restricted shares would lapse. If we elect to eliminate the advisory services for any reason other than good cause, we will be required to: (1) provide life insurance coverage of $7 million, through a split-dollar arrangement, payable to Dr. Tow's estate, his family, or a trust for their benefit or (2) pay Dr. Tow the sum of $3.2 million less the sum of all advisory payments made to him through termination.

     In the event that Dr. Tow's entitlements under the 2000 agreement are deemed to constitute excess parachute payments for tax purposes, we will pay him any tax obligation.

     As of May 30, 2001, we entered into additional agreements with Dr. Tow in which: (1) he relinquished his fully-vested interest in $6.516 million on account in the Citizens Incentive Program; (2) a second-to-die split-dollar life insurance arrangement was created with a face amount of $15 million with Dr. Tow and his wife as the insured, and with a trust created by Dr. Tow as the owner of the policies; and (3) a single life insurance arrangement was created on Dr. Tow's life, with a face amount of $5.75 million, with death benefits to be paid in part to us and in part to the trust; provided, that the aggregate amount payable to the trust under all applicable policies may not exceed $15 million. In all material respects, these insurance arrangements are similar to the split-dollar insurance arrangements provided in the 2000 agreement. As in the 2000 agreement, the insurance arrangements have been structured so that all premiums paid by us in providing the benefits should be recovered from insurance proceeds.

             COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the company's chief executive officer or any of the four most highly compensated executive officers (other than the chief executive officer). Section 162(m) provides that qualifying performance-based compensation will not be subject to the tax deduction limit if certain requirements are met. While our incentive compensation programs are designed to facilitate compliance with Section 162(m), and in most cases the Compensation Committee intends to maximize the corporate tax deduction, the Committee believes that the company must attract and retain qualified executives to manage the company and that in some instances, the Compensation Committee may need the flexibility to offer compensation that cause the Section 162(m) threshold for deductibility to be exceeded. Total compensation paid to Dr. Tow in 2002, and total compensation scheduled to be paid to Dr. Tow, Mr. Schneider and Mr. Casey in 2003, may cause the Section 162(m) limitation to be exceeded for those years. In addition, if Citizens terminates Dr. Tow's employment prior to the end of the term of employment, payments (other than qualifying performance-based compensation) required to be made to him are expected to exceed $1 million but, depending on the year of payment and depending on deferral arrangements, may not be subject to the limitation on tax deductibility.

                                          Submitted by:
                                          Robert A. Stanger, Chairman
                                          Norman I. Botwinik
                                          Stanley Harfenist
                                          William M. Kraus
                                          Edwin Tornberg

                           SUMMARY COMPENSATION TABLE

     The following table sets forth, for services rendered to us and our subsidiaries for each of the fiscal years ended December 31, 2002, 2001 and 2000, the compensation awarded to, earned by or paid to (i) our Chief Executive Officer; and (ii) the four other most highly compensated executive officers for 2002, who were serving as our executive officers on December 31, 2002.

                                                Annual Compensation
                                  -------------------------------------------
                                                                      Other
                                                                      Annual
Name and Current Position*        Year    Salary     Bonus(1)    Compensation
--------------------------        ----    ------     --------    ------------
Leonard Tow ....................  2002   $900,000   $1,500,000   $200,271(3)
 Chairman and
 Chief Executive Officer          2001   $900,000            0   $171,744(7)
                                  2000   $900,000            0   $226,686(13)

Scott N. Schneider .............  2002   $500,000   $  850,000   $ 17,088(17)
 Vice Chairman,                   2001   $400,000   $  350,000   $ 11,565(17)
 President and Chief              2000   $300,000   $  285,000   $ 12,384(17)
 Operating Officer

John H. Casey, III .............  2002   $400,000   $  640,000   $ 16,554
 Executive Vice President         2001   $250,000   $  218,800          0
 and President and Chief          2000   $236,538   $  237,500          0
 Operating Officer of the
 ILEC Division

Robert Braden ..................  2002   $300,000   $  460,000   $ 93,505(20)
 Senior Vice President,           2001   $246,968   $  250,000          0
 Chief Executive Officer of       2000   $194,231   $  200,000          0
 the Electric Lightwave
 Division and Executive
 Vice President of the
 ILEC Division

Jerry Elliott ..................  2002   $191,666   $  425,000   $  3,332
 Senior Vice President and        2001          0            0          0
 Chief Financial Officer          2000          0            0          0

                                                Long-term Compensation
                                     --------------------------------------------
                                                       Awards            Payouts
                                                     ----------         ---------
                                                     Securities
                                                     Underlying         Long-term
                                     Restricted       Options/          Incentive
                                        Stock           SARs              Plan       All Other
Name and Current Position*             Awards          (#)(2)            Payouts    Compensation
--------------------------           ----------      ----------         ---------   ------------
Leonard Tow ....................       500,000(4)      650,000(5)           0       $   912,347(6)
 Chairman and
 Chief Executive Officer             1,000,000(8)      445,000(9)(10)       0       $   511,265(11) (12)
                                             0(14)   2,500,000(15)          0       $   409,388(16)

Scott N. Schneider .............       105,000(18)      50,000              0                 0
 Vice Chairman,                                         95,000              0                 0
 President and Chief                                   100,000              0                 0
 Operating Officer

John H. Casey, III .............        65,000(19)      30,000              0                 0
 Executive Vice President                               50,000              0                 0
 and President and Chief                                62,500              0                 0
 Operating Officer of the
 ILEC Division

Robert Braden ..................        28,000(21)      50,000              0       $     8,500
 Senior Vice President,                                100,000              0       $     7,492(11)
 Chief Executive Officer of                             75,000              0       $     3,938(22)
 the Electric Lightwave
 Division and Executive
 Vice President of the
 ILEC Division

Jerry Elliott ..................        35,500(23)      40,000              0       $       500
 Senior Vice President and                   0               0              0                 0
 Chief Financial Officer                     0               0              0                 0

----------
* Includes those who in 2002 were the Chief Executive Officer or one of the four other most highly compensated executive officers as measured by salary and bonus.

(1) All amounts in the column, unless otherwise indicated, were paid under the Citizens Incentive Plan. Amounts awarded are for performance for the Salary Year, but are determined and awarded in the subsequent year.

(2)  All awards shown are stock options; we have not awarded any SARs.

(3) Includes $105,482 for financial services to Dr. Tow, $70,583 representing the imputed benefit of Dr. Tow's use of the Citizens aircraft in 2002 and $24,206 representing miscellaneous imputed income items.

(4) 150,000 restricted shares will vest 100% on January 1, 2007, and 250,000 restricted shares will vest 100% on January 1, 2007. In addition, 100,000 restricted shares were granted on March 13, 2003, which vest in three equal annual installments beginning on March 13, 2004.

(5) 500,000 stock options vested 100% on May 16, 2002. 150,000 stock options will vest in four equal installments beginning May 16, 2003.

(6) Includes our matching contribution to the 401(k) plan of $6,000 and the matching contribution to our Executive Deferred Savings Plan of $64,004. Also included is $257,009 which represents the 2002 economic benefit of the split-dollar life insurance for Dr. Tow. We used the premium ratio method to calculate the economic benefit of split-dollar life insurance for 2002. Also includes $206,487 which represents the federal income tax paid on the economic benefit of the split-dollar life insurance under Dr. Tow's employment agreement of the term portion of split-dollar insurance arrangements. $428,847 is included for federal, state, income and gift taxes related to the economic benefit of split-dollar life for 2001.

(7) Includes $82,507 payments for financial services to Dr. Tow, $56,136 representing the imputed benefit of Dr. Tow's use of the Citizens aircraft in 2001, and $33,101 representing miscellaneous imputed income items.

(8) On May 1, 2001, Dr. Tow was granted, pursuant to his 2000 employment agreement, 250,000 and 750,000 performance shares of common stock. The performance shares are subject to partial reduction under certain circumstances in accordance with a formula based on our adjusted EBITDA and further proportionate reductions in certain circumstances.

(9) 250,000 stock options were granted on January 1, 2001 which vest in three equal annual installments beginning on January 1, 2002. In addition, 195,000 stock options were granted on June 18, 2001, which vest in four equal annual installments beginning June 18, 2002.

(10) In addition, on June 18, 2001, Dr. Tow was granted phantom stock units for 100,000 shares of our common stock which are not included in the table. These phantom stock units will settle the day after Dr. Tow's retirement and, upon settlement, Dr. Tow will receive 100,000 shares of our common stock.

(11) Represents our matching contribution to the named executive officer's 401(k) plan ($5,100 for each executive officer so noted) and also includes the matching contribution to our Executive Deferred Savings Plan of $23,042 and $2,392 for Dr. Tow and Mr. Braden, respectively.

(12) Includes $224,634, which represents the 2001 economic benefit of the split-dollar life insurance for Dr. Tow. We used the premium ratio method to calculate the economic benefit of split-dollar life insurance for 2001. Also includes $258,489, which represents the pre-tax cost to us under Dr. Tow's employment agreement of the term portion of split-dollar insurance arrangements.

(13) Includes $76,113 for financial services to Dr. Tow, $49,598 representing the imputed benefit of Dr. Tow's use of the Citizens aircraft in 2000, $43,488 representing miscellaneous imputed income items and $57,487 representing the value of certain share units issued on January 1, 2000, and vested on January 1, 2001, that have no voting rights but can be paid in cash or stock at Dr. Tow's election.

(14) The Compensation Committee in 2000 agreed to grant Dr. Tow 1,518,750 shares of our common stock, which will be awarded on January 1 of the year after his retirement. This is not included in the table.

(15) 2,500,000 shares awarded on October 1, 2000. 250,000 shares vest on each December 31st 2000 through 2007 and the final 500,000 vesting December 31, 2008.

(16) Represents our matching contribution to Dr. Tow's 401(k) plan of $5,100 and the matching contribution to the Executive Deferred Savings Plan of $23,145. Also included is the 2000 economic benefit of split-dollar life insurance for Dr. Tow of $155,093. We used the premium ratio method to calculate the economic benefit of split-dollar life insurance for 2000. Also includes $226,050, which represents the pre-tax cost to us under Dr. Tow's employment agreement of the term portion of split-dollar insurance arrangements.

(17) Includes $7,692 which represents the imputed benefit of Mr. Schneider's use of the Citizens aircraft in 2002, $11,565 in 2001 and $12,384 in 2000.


(18) 50,000 restricted shares were granted on May 16, 2002, which vest 100% on May 16, 2006. In addition, 55,000 restricted shares were granted on March 13, 2003, which vest in three equal annual installments beginning on March 13, 2004.

(19) 30,000 restricted shares were granted on May 16, 2002, which vest 100% on May 16, 2006. In addition, 35,000 restricted shares were granted on March 13, 2003, which vest in three equal annual installments beginning on March 13, 2004.

(20) Includes relocation benefits of $51,402, $16,022 representing miscellaneous imputed income items, and $26,081 which represents the imputed benefit of Mr. Braden's use of the Citizens aircraft in 2002.

(21) 28,000 restricted shares were granted on March 13, 2003, which vest in three equal annual installments beginning on March 13, 2004.

(22) Represents our matching contribution to Mr. Braden's 401(k) plan.

(23) 7,500 restricted shares were granted on March 1, 2002, which vest 100% on March 1, 2005. In addition, 28,000 restricted shares were granted on March 13, 2003, which vest in three annual installments beginning on March 13, 2004.

                               2002 OPTION GRANTS

     The following table sets forth certain information concerning all options to purchase our common stock granted in 2002 to the executive officers named in the Summary Compensation Table. No stock appreciation rights were granted in 2002. Option totals are as of the grant date.

                                  Number of
                                  Securities        % of Total       Exercise
                                  Underlying         Options         or Base                   Grant Date
                                   Options          Granted to        Price      Expiration     Present
Name                             Granted(#)(1)   Employees in 2002     ($/Sh)        Date       Value(2)
----                             -------------   -----------------   ---------   ----------   -------------
Leonard Tow ..................       650,000           21.3%          $9.520     5/15/2012    $2,905,496(3)
Scott N. Schneider ...........        50,000            1.6%          $9.520     5/15/2012      $255,437
John H. Casey, III ...........        30,000            1.0%          $9.520     5/15/2012      $153,262
Robert Braden ................        50,000            1.6%          $9.520     5/15/2012      $255,437
Jerry Elliott ................        40,000            1.3%          $9.175     2/28/2012      $196,120
                                     -------           ----                                   -------------
Total ........................       820,000           26.9%                                  $3,765,752
                                   ---------
Total Options granted 2002 ...     3,053,900
                                   =========

----------
(1) With the exception of the May 16, 2002, grant of 500,000 options to Dr. Tow, which vested 100% as of the date of grant, all options become exercisable at the rate of 25% per year, on the anniversary of their date of grant in 2003, 2004, 2005, and 2006.

(2) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options, the actual value, if any, an executive may realize will depend on the excess, if any, of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized, if any, by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on assumptions as to variables such as interest rates, stock price volatility, future dividend yield. The pricing model assumes a dividend yield of 0.00%, a riskless rate of return of 4.94% for the options granted under the Management Stock Option Plan except for options granted to Mr. Elliott which have a rate of return of 4.82%, 4.52% for options granted to Dr. Tow under his employment agreement, a seven-year term to exercise for options granted under the Management Stock Option Plan, and a five-year term to exercise for options granted to Dr. Tow under his employment agreement, and volatility of 0.44264.

(3) Represents two separate grants for Dr. Tow on May 16, 2002. 500,000 stock options vested 100% on May 16, 2002, granted at $9.52 and 150,000 stock options that vest in four equal installments beginning May 16, 2003, granted at $9.52. Both grants expire on May 15, 2012.

                  AGGREGATED 2002 OPTION EXERCISES AND VALUE OF
                    OUTSTANDING OPTIONS AT DECEMBER 31, 2002

     The following table sets forth certain information concerning options exercised by the executive officers named in the Summary Compensation Table during 2002 and the number and value of options held by them at December 31, 2002. There were no outstanding stock appreciation rights at December 31, 2002.

                                  Shares
                                 Acquired                    Number of Unexercised      Value of Unexercised
                                    On                          Options/SARs at         In-the-Money-Options/SARs at
                                Exercise(#)                   Fiscal Year End(#)        Fiscal Year End($)
                                  Common       Value      ---------------------------   ---------------------------
Name                               Stock      Realized    Exercisable   Unexercisable   Exercisable    Unexercisable
----                            -----------   --------    -----------   -------------   -----------    -------------
Leonard Tow ................        0            $0        3,215,077      2,129,583     $1,688,047       $120,750
Scott N. Schneider .........        0            $0          340,417        154,583             $0        $40,250
John H. Casey, III .........        0            $0          104,167         88,333             $0        $24,150
Robert Braden ..............        0            $0          145,834        129,166             $0        $40,250
Jerry Elliott ..............        0            $0                0         40,000             $0        $46,000
                                    -            --        ---------      ---------     ----------       --------
Total ......................        0            $0        3,805,495      2,541,665     $1,688,047       $271,400
                                    =            ==        =========      =========     ==========       ========

     All quantities and amounts are as of December 31, 2002, and reflect adjustment for stock splits and stock dividends paid subsequent to the date of grant. The fair market value, which is the average of the high and low reported price, of the common stock on December 31, 2002, was $10.325 per share. Dollar amounts shown under all columns other than "Value Realized" have not been, and may never be, realized. The underlying options have not been, and may never be, exercised, and actual gains, if any, on exercise will depend on the value of our stock on the date of exercise.

                              CITIZENS PENSION PLAN

     We have a noncontributory qualified retirement plan, the Citizens Pension Plan, covering substantially all employees that provides benefits that in most cases are based on formulas related to base salary and years of service. The plan has been amended to provide that effective February 1, 2003, no further benefits will be accrued under the plan by most non-union participants (including all executive officers). Dr. Tow is the only executive officer listed in the Summary Compensation Table who has vested benefits under the frozen plan. His estimated annual pension benefit (assumed to be paid in the normal form of an annuity) is $38,576 which amount is calculated under the plan based on his 11 years of service at the time of the plan freeze and the compensation limits established in accordance with federal tax law in the computation of retirement benefits under qualified plans. Messrs. Schneider, Casey, and Braden will be eligible for annual retirement benefits, estimated to be $7,181, $7,210 and $4,534, respectively, upon their completion of five years service (assumed to be paid in the normal form of an annuity). Benefits are not subject to reduction for Social Security payments or other offset amounts.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee currently consists of Mr. Stanger, as Chairman, and Messrs. Botwinik, Harfenist, Kraus, and Tornberg. None of our executive officers served as: (i) a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
           AMONG CITIZENS COMMUNICATIONS COMPANY, THE S & P 500 INDEX
                 AND THE S & P TELECOMMUNICATION SERVICES INDEX

[THE FOLLOWING MATERIAL WAS REPRESENTED AS A LINE CHART IN THE PRINTED MATERIAL]

* $100 invested on 12/31/97 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright (C) 2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All Rights reserved.
www.researchdatagroup.com/S&P/htm

                                                             Cumulative Total Return
                                             --------------------------------------------------------
                                              12/97    12/98     12/99     12/00     12/01     12/02
                                             -------   ------   -------   -------   -------   -------
CITIZENS COMMUNICATIONS COMPANY ..........   $100.00   $85.64   $151.88   $140.50   $114.11   $112.94
S & P 500 ................................    100.00   128.58    155.64    141.46    124.65     97.10
S & P TELECOMMUNICATION SERVICES .........    100.00   152.38    181.54    111.08     97.48     64.23

     The graph above compares our common stock performance with the performance of the S&P 500 Index and the S&P Telecommunication Services Index by valuing the annual changes in common stock prices from December 31, 1997 through December 31, 2002, as required by Securities and Exchange Commission rules. The chart above assumes, in each case, an initial investment of $100 on December 31, 1997, and that all quarterly dividends were reinvested at the average of the closing stock prices at the beginning and end of the quarter.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, officers, and persons holding more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership, reports of changes in ownership, and annual reports of ownership of common stock and other equity securities. Such directors, officers, and 10% stockholders are also required to furnish us with copies of all such filed reports.

     Based solely upon a review of the copies of such reports furnished to us, or representations that no reports were required, we believe that with the exception of Steven Ward, all of our directors, officers and 10% shareholders timely filed all required reports under Section 16(a) in 2002. Steven Ward sold 5,000 shares of our common stock on December 12, 2002 at a sale price of $9.95 per share. He filed his Form 4 with respect to this transaction on December 19, 2002.

     Because of a mistaken interpretation of operative formulas, we have amended the Forms 4 and Forms 5 for each of our directors for the years 1995-2001. When the inaccuracy was discovered, we filed the appropriate amendments with the Securities and Exchange Commission. In addition, we did not timely file Forms 5 for each of our directors and officers who received phantom stock units pursuant to our executive deferred compensation program for the years 1997-2001. We have made the appropriate filings for each of our current officers and directors.

              CERTAIN OTHER RELATIONSHIPS AND RELATED TRANSACTIONS

     Fleischman and Walsh, LLP, of which Mr. Aaron Fleischman (a director) is Senior Partner, performed legal services for us for which it was paid approximately $2,785,000 in 2002. We propose to retain Fleischman and Walsh during the current year.

     In connection with relocation expenses, Mr. John H. Casey, III, Executive Vice President and President and Chief Operating Officer of the ILEC Division, was indebted to us in the amount of $456,930 as of December 31, 2002. This was the largest amount outstanding during 2002. The current balance outstanding is $31,551. The rate of interest of such indebtedness is the five-year U.S. Treasury note rate on January 1, April 1, July 1 and December 1 of each year, compounded quarterly. This indebtedness was incurred on July 11, 2002.

     In connection with relocation expenses, Mr. Daniel J. McCarthy, Vice President and President and Chief Operating Officer of Electric Lightwave and Public Services Sector, was indebted to us in the amount of $87,602 as of December 31, 2002, which amount subsequently has been fully repaid. The largest amount outstanding in 2002 was $150,863. The annual rate of interest of such indebtedness is 5%. This indebtedness was incurred on January 25, 2002.

     On December 18, 2002, we purchased for $17,608,675 a Canadair Ltd. Challenger aircraft that previously had been leased by us and by Blue Sky Aviation, LLC, under two substantially identical leases, each for 50% of the aircraft. The purchase was approved by the independent directors. The purchase price for the aircraft was established under substantially identical option-to-purchase provisions of the leases. Blue Sky Aviation assigned its option to us. Blue Sky Aviation is a limited liability company, the sole member of which is Dr. Tow. Pursuant to a corporate policy established by the independent directors, from time to time, the aircraft is used by Dr. Tow for business and for personal purposes. This policy requires that Dr. Tow travel, in all circumstances, by private aircraft. The aircraft is also used by other company personnel. In order to offset costs, the aircraft is also chartered to third parties. Prior to the purchase of the aircraft, neither we nor Blue Sky Aviation had any obligations with respect to the lease obligations of the other party. Prior to the purchase of the aircraft, the unaffiliated manager of the aircraft allocated costs of the operation and maintenance between us and Blue Sky Aviation based on an economic sharing arrangement which differed from the corporate policy adopted by our independent directors. As a result, less than our share of expenses were allocated to us and excess costs on the aircraft, in the aggregate amount of $963,490 were allocated to Blue Sky Aviation. In 2003, we have paid $863,736 to the third party for the account of Blue Sky Aviation, and $99,754 will be paid during April 2003.

     In 1988 Dr. and Mrs. Tow established a private charitable foundation, The Tow Foundation, that is dedicated to addressing juvenile justice issues in the State of Connecticut and in Westchester County, New York, among other charitable activities. Since 2000, Citizens has leased space and provided office services to The Tow Foundation at company headquarters in Stamford, Connecticut, based on our costs. Additionally, during 2002, 2001, and 2000, Citizens provided to The Tow Foundation payroll services, including advancing funds for the payroll. Dr. and Mrs. Tow and Scott N. Schneider, directors of the company, are trustees of The Tow Foundation, but receive no remuneration from it. The Tow's adult daughter is a trustee and the Executive Vice President of the Foundation. Citizens billed The Tow Foundation for all lease and service charges in aggregate amounts of $270,730 during 2002, $337,773 during 2001, and $235,684 during 2000. The maximum outstanding amount due at any time from The Tow Foundation to Citizens was $137,020 during 2002, $146,636 during 2001, and $235,684 during 2000. Amounts billed by us were paid promptly upon presentation of invoices. Citizens has ceased providing payroll services to The Tow Foundation, and is paid monthly, in advance, under lease arrangements that cover office services as well as space rental, based on Citizens' costs. During 2002, 2001, and 2000, Citizens also provided payroll services, including advancing funds for the payroll, to Blue Sky Aviation in aggregate amounts of $116,597 during 2002, $187,623 during 2001, and $95,438 during 2000. Blue Sky
Aviation employees provide personal services to Dr. and Mrs. Tow. The maximum outstanding amount due from Blue Sky Aviation to Citizens was $362,543 during 2002, $187,623 during 2001, and $95,438 during 2000. Citizens has ceased providing payroll services to Blue Sky Aviation. During 2002, 2001, and 2000 we paid expenses of Dr. Tow in the aggregate amount of $32,674 that we subsequently determined to be personal. All amounts due from The Tow Foundation, Blue Sky Aviation and Dr. Tow have been paid to us.

                         TERMINATED OFFICER INDEBTEDNESS

     In connection with a residential purchase, Mr. Livingston E. Ross, a former Vice President of Reporting and Audit, was indebted to us in the amount of $164,877 when he was terminated, which has not been repaid. The largest amount outstanding in 2002 was $164,877. The rate of interest of such indebtedness is 5%. This indebtedness was incurred on November 17, 2000.

     In connection with family expenses, Mr. Kenneth L. Cohen, a former Vice President, President and Chief Operating Officer of the Public Services Sector, was indebted to us in the amount of $134,237 when he was terminated, which has not been repaid. The largest amount outstanding in 2002 was $180,892. The rate of interest of such indebtedness is 5%. This indebtedness was incurred on June 27, 2001.

                         INDEPENDENT PUBLIC ACCOUNTANTS

Audit Fees

     KPMG LLP, our independent public accountants, has billed the company approximately $2,690,000 and $3,661,000 in the aggregate, for professional services for the audit of our annual consolidated financial statements for 2002 and 2001, respectively, (including fees for Electric Lightwave, Inc., the company's previously publicly-traded consolidated subsidiary). These amounts include fees for reviews of our quarterly financial statements included in our Quarterly Reports on Form 10-Q, subsidiary and regulatory audit reports, business acquisition audits, accounting consultations and securities registrations and offerings. These fees were approved by the company's audit committee.

Audit-Related Fees

     In addition to its audit fees, KPMG LLP has billed the company approximately $100,000 and $132,500, in the aggregate, for professional services related to the performance of audit-related services in 2002 and 2001, respectively. These services include audits of employee benefit plans. These fees were approved by the company's audit committee.

Tax Fees

     KPMG LLP has billed the company approximately $54,250 and $163,250, in the aggregate, for professional services related to tax compliance and tax advice in 2002 and 2001, respectively. These services relate to business relocation assistance. These fees were approved by the company's audit committee.

All Other Fees

     There were no other fees billed by KPMG LLP during 2002 and 2001.

Approval

     Our appointment of KPMG LLP to be the company's independent public accountants for 2003 will be presented for approval at the annual meeting.

     Our board of directors recommends a vote "FOR" the approval of our appointment of KPMG LLP as the company's independent public accountants for 2003.

General

     We have been reviewing our procedures with respect to the approval of auditing and non-auditing services. Based upon this review and in compliance with the Sarbanes-Oxley Act of 2002 and the rule changes made by the Securities and Exchange Commission, our Audit Committee will now pre-approve all auditing and non-auditing services that will be provided by KPMG LLP.

     One or more representatives of KPMG LLP will be present at our annual meeting of stockholders. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                  OTHER MATTERS

     Our management does not know of matters other than the foregoing that will be presented for consideration at the meeting

                              STOCKHOLDER PROPOSALS

     For proposals, if any, to be considered for inclusion in the proxy materials for the 2004 annual meeting, they must be received by the Secretary at Citizens Communications Company, Three High Ridge Park, Stamford, CT 06905:

o not later than December 3, 2003, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

o on or after January 14, 2004, and on or before February 13, 2004, if the proposal is submitted pursuant to Citizens' bylaws, in which case the notice of the proposal must meet certain requirements set forth in our bylaws and we are not required to include the proposal in our proxy materials.

     The entire cost of soliciting management proxies will be borne by us. Proxies will be solicited by mail and may be solicited personally by our directors, officers or regular employees, who will not be compensated for these services. The Proxy Advisory Group of Strategic Stock Surveillance, LLC has been retained to assist in soliciting proxies at a fee of $6,000, plus distribution costs and other expenses.

                                          By Order of the Board of Directors

                                          /s/ L. Russell Mitten

                                          L. Russell Mitten
                                          Secretary

                                                                     Appendix A

                         CITIZENS COMMUNICATIONS COMPANY

                             Audit Committee Charter

Status

     The Audit Committee is a committee of the Board of Directors.

Membership

     The Committee shall consist of three or more directors all of whom in the judgment of the Board of Directors shall be independent. Each member shall have the ability to read and understand the Company's basic financial statements or shall at the time of appointment undertake training for that purpose. At least one member of the Committee shall, in the judgment of the Board of Directors, have accounting or financial management expertise. Independence and financial ability is to be determined by the Board of Directors in its business judgment.

Powers and Responsibilities

1. Receive from the outside auditors on a periodic basis, as required by Independence Standards, a written report delineating all relationships between the auditors and the Company and discuss with the outside auditors any disclosed relationships or services that may impact their objectivity and independence, and recommend that the Board of Directors take necessary action in response to this report to satisfy the Board of the outside auditors' independence. The Audit Committee is to be the Company's principal agent in monitoring this independence.

2. Review with members of the Company's outside auditing firm, the scope of the prospective audit, the estimated fees therefor, the extent to which Company resources were or can be used in the future, and such other matters pertaining to such audit as the Committee may deem appropriate. Receive copies of the annual comments from the outside auditors on accounting procedures and systems of internal control and audit, and review with them the significant matters and any suggestions they may have relating to the systems of internal control and audit.

3. Review, at least annually, the then current and future programs of the Company's internal audit department, including the procedure for assuring implementation of accepted recommendations made by the auditors and the department. Receive summaries of all formal audit reports issued by the internal audit department; and review the significant matters contained in such reports.

4. Make or cause to be made, from time to time, such other examinations or reviews as the Committee may deem necessary with respect to the accounting practices and systems of internal control of the Company and with respect to current accounting trends and developments, and recommend such action with respect thereto as may be deemed necessary.

5. Recommend annually the public auditing firm to be outside auditors for the Company and recommend their compensation, for approval by the Board of Directors. Among the Board of Directors, Audit Committee and the outside auditors, the outside auditors are ultimately accountable to the Board of Directors. The Board of Directors has the ultimate authority and responsibility to select, evaluate and, when appropriate, replace the outside auditors (or, if the outside auditors are approved by the stockholders, to nominate the outside auditors to be proposed for shareholder approval in any proxy statement).

6. Review with management and the outside auditors for the Company the annual and quarterly financial statements of the Company and any material changes in accounting principles or practices used in preparing the financial statements incorporated in Form 10-K and Form 10-Q prior to the filing of these forms with the Securities and Exchange Commission (SEC). Such review is to include items brought to the Committee's attention as required by Auditing Standards.

7. Review matters that have come to the attention of the Committee through reports of management, legal counsel and others, that relate to the status of compliance and anticipated future compliance with laws, regulations, internal controls, and that may be expected to be material to the Company's financial statements.

8. Recommend to the Board the retention of persons with professional or expert competence, or with special knowledge or experience.

Meetings

     The Committee shall meet at least four times each year and at such other times as it deems necessary to fulfill its responsibilities.

Reports and Other Requirements

     The Committee shall prepare all reports concerning this charter and the activities of the Committee required by regulations of the SEC or the New York Stock Exchange ("NYSE"). The Company acknowledges that the Company and the Committee operate under regulations promulgated by the SEC and the NYSE.

Amendment

     This Charter may be amended only by the affirmative vote of the Board of Directors.

                                                                     Appendix B

                         CITIZENS COMMUNICATIONS COMPANY

                         Compensation Committee Charter

Purpose

     The Compensation Committee is appointed by the Board to discharge the Board's responsibilities relating to compensation of the Company's directors and officers. The Committee has overall responsibility for approving and evaluating the director and officer compensation plans, policies, and programs of the Company.

     The Compensation Committee is also responsible for producing an annual report on executive compensation that is to be included in the Company's proxy statement.

Committee Membership

     The Compensation Committee shall consist of no fewer than three members. The members of the Compensation Committee shall meet the independence requirements of the New York Stock Exchange.

     The members of the Compensation Committee shall be appointed by the Board on the recommendation of the Nominating and Governance Committee. Compensation Committee members may be replaced by the Board.

Committee Authority and Responsibilities

1. The Compensation Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO, or senior executive compensation and shall have sole authority to approve the consultant's fees and other retention terms. The Compensation Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting, or other advisors.

2. The Compensation Committee shall annually review and approve corporate goals and objectives relevant to the CEO's compensation, evaluate the CEO's performance in light of those goals and objectives, and recommend to the Board the CEO's compensation levels based on this evaluation. In determining the long-term incentive component of the CEO's compensation, the Compensation Committee will consider the Company's performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the CEO in past years.

3. The Compensation Committee shall annually review and make recommendations to the Board with respect to the compensation of all directors, officers, and other key executives, including incentive-compensation plans and equity-based plans.

4. The Compensation Committee shall annually review and approve, for the CEO and the senior executives of the Company, (a) the annual base salary level,
     (b) the annual incentive opportunity level, (c) the long-term incentive compensation opportunity level, (d) employment agreements, severance arrangements, and change in control agreements/provisions, in each case as, when and if appropriate, and (e) any special or supplemental benefits.

5. The Compensation Committee may form and delegate authority to subcommittees, when appropriate.

6.   The Compensation Committee shall make regular reports to the Board.

7. The Compensation Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Compensation Committee shall annually review its own performance.

                                                                     Appendix C

                         CITIZENS COMMUNICATIONS COMPANY

              Nominating and Corporate Governance Committee Charter

     The Board of Directors of Citizens Communications Company (the "Company") has constituted and established a Nominating and Corporate Governance Committee (the "Committee") with the authority, responsibility, and specific duties described in this Charter.

Membership

     The Committee will consist of no fewer than three (3) directors who satisfy the independence requirements of the New York Stock Exchange and who, in the opinion of the Board of Directors, are independent of management and free from any relationship that would interfere with the exercise of independent judgment. Annually, the full Board will elect members to serve on the Committee. The members of the Committee will elect one of the members to serve as the chair. Each member of the Committee will serve until the next annual meeting of the Company or until he or she resigns or is removed from the Committee by a majority vote of the full Board. When it deems such action to be appropriate, the Committee may conduct its business and fulfill its responsibilities through one or more subcommittees.

Mission Statement and Responsibilities

     The Committee is responsible for identifying, screening, and recommending qualified candidates to serve on the Company's Board of Directors and for taking a leadership role in shaping the corporate governance of the Company. The Committee will review and report periodically to the Board on matters that relate to the selection and qualification of members of the Board as well as the make-up of the Board and its various committees. The Committee will also develop and recommend to the Board a set of corporate governance principles applicable to the Company.

     The Committee will have the following specific duties:

     o Develop and recommend to the Board specific guidelines and criteria for selecting nominees to the Board;

     o Review the qualifications of and recommend to the Board (i) those persons to be nominated for election to the Board by the stockholders at each annual meeting of stockholders, and (ii) nominees to be elected by the Board to fill vacancies and newly created directorships;

     o Develop a pool of potential director candidates for consideration in the event of a vacancy on the Board. To assist it in the fulfillment of this responsibility, the Committee has the authority to select and hire a search firm and to approve the payment of fees to such search firm. The Committee also has the authority to obtain advice and assistance from internal or external legal, accounting, or other advisors;

     o Evaluate the performance of incumbent members of the Board to determine whether to recommend that they be nominated for reelection;

     o Undertake studies and make recommendations to the Board concerning (i) the size and composition of the Board, (ii) the size and composition of each standing committee of the Board, (iii) the term of membership on the Board and its committees, and (iv) the bases for and methods of removing Board and committee members;

     o Recommend the number of regularly scheduled meetings of the Board and of key committees;

     o    Maintain oversight of Board operations and effectiveness;

     o Receive periodically from the Chief Executive Officer his or her recommendations regarding a successor, the development of other executive talent, and the overall executive needs of the Company;

     o Review the nomination of corporate officers and make recommendations to the Board of candidates to be elected as officers, including filling vacancies when they occur;

     o Review periodically with the Company's General Counsel new legislation, regulations, and other developments affecting the Company's governance;

     o Review the Company's Code of Conduct and, when appropriate, recommend to the Board any changes, amendments, or modifications that the Committee deems desirable; and

     o Perform such other duties and responsibilities as the Board may, from time to time, assign to the Committee.

Meetings

     The Committee will meet as often as necessary to carry out its responsibilities. Meetings may be called by the Chairman of the Committee and/or the full Board. All meetings of the Committee will be held pursuant to the Bylaws of the Company with regard to notice and waiver, and written minutes of each meeting will be duly filed in the Company records. Reports of meetings of the Committee will be made to the Board at its next regularly scheduled meeting.

Annual Performance Evaluation

     Annually, the Committee will evaluate its performance to determine if it has satisfactorily achieved the objectives and met the responsibilities set forth in this Charter. The Committee will also annually review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for its approval.

                         Citizens Communications Company
                              Three High Ridge Park
                               Stamford, CT 06905

                       2003 Annual Meeting of Stockholders
                     10:00 a.m., Eastern Time, May 13, 2003
                  Prudential Center for Learning and Innovation
                                   Norwalk, CT

                              ADVANCE REGISTRATION

Attendance at the Annual Meeting is limited to Citizens' stockholders, or their authorized representatives, and our guests and employees. If you plan to attend or send a representative to the Annual Meeting, please notify us by marking the Advance Registration box on your proxy.

You may view this proxy statement and our Annual Report at the following Internet web site: www.onlineproxy.com/citizens/index.asp. An advance registration form may be submitted (for registered stockholders only) by selecting the proxy statement, the advance registration form and then clicking on the submit button once you have completed the form.

[CITIZENS COMMUNICATIONS LOGO]

               Information about Delivery of Shareholder Materials

"Householding"

In an effort to minimize costs and the amount of duplicate material a household receives, we are sending one annual report to accounts sharing the same last name and address. A copy of Citizens' 2002 Annual Report, if not included in this package, has been sent to your address in another proxy package and should have already arrived. If you have not yet received an annual report, would like another copy, and/or wish to receive financial reports for each account in your household in the future, please contact Citizens' investor relations department by phone at 1.800.248.8845, by mail at 3 High Ridge Park, Stamford, Conn., 06905, or by email at Citizens@czn.com.

Vote Your Proxy Online

To vote your shares via the Internet, visit www.proxyvote.com. Enter the 12-digit control number located on the reverse of this proxy card to access your information and complete your electronic voting instructions. There is no charge to you for this service, but there may be costs associated with access to the Internet, such as usage charges for your Internet service provider and/or telephone companies.

Electronic Delivery of Future Proxy Material

After submitting your proxy vote online, you may elect to receive future proxy material (annual report, proxy statement, etc.) from Citizens electronically. Before exiting www.proxyvote.com, click the button for "Electronic Delivery" and enter your email address. Then click the button indicating your consent to receive future information in an electronic format. Next year, you will receive an email providing information about where to locate the annual report and proxy statement online and how to vote your shares.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

================================================================================

                         CITIZENS COMMUNICATIONS COMPANY
                 Proxy Solicited on Behalf of Board of Directors

The undersigned hereby appoints Andrew N. Heine, William M. Kraus, and John L. Schroeder, or any of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Citizens Communications Company (the "Company") to be held on Tuesday, May 13, 2003, at 10:00 a.m., Eastern Time, and at any adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed, and in their discretion upon such other matters as may come before the meeting.

[CITIZENS COMMUNICATIONS LOGO]
9025 N. LINDBERGH DRIVE
PEORIA, IL 61615

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number, which is located below, to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number, which is located below, and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Citizens Communications Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:      CITIZ3       KEEP THIS PORTION FOR YOUR RECORDS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                                                                              DETACH AND RETURN THIS PORTION ONLY
                             THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
================================================================================================================
CITIZENS COMMUNICATIONS COMPANY

   Proposal 1 -- Election of Directors

      Nominees:                                        For   Withhold   For All   To withhold authority to vote
                                                       All     All       Except   for individual(s), mark "For
      01) Aaron I. Fleischman   07) John L. Schroeder                             All Except" and write the
      02) Rudy J. Graf          08) Robert A. Stanger  [ ]     [ ]         [ ]    number(s) of the nominee(s) on
      03) Stanley Harfenist     09) Edwin Tornberg                                the line below.
      04) Andrew N. Heine       10) Claire L. Tow
      05) William M. Kraus      11) Leonard Tow                                   ______________________________
      06) Scott N. Schneider    12) David H. Ward

Proposal 2                                                                            For   Against   Abstain

Approve the appointment of KPMG LLP as our independent public accountants for 2003.   [ ]     [ ]       [ ]

This proxy, when properly executed, will be voted in the manner directed by the signatory stockholder.

If no direction is made, this proxy will be voted "FOR" Proposal 1 and "FOR"
Proposal 2.

Note: Please sign exactly as name appears hereon.                                                        Yes  No
      Joint owners should each sign. When signing
      as attorney, executor, administrator,          Please indicate if you plan to attend this meeting  [ ]  [ ]
      trustee or guardian, please give full title
      as such. See reverse for additional Proxy
      information.

-------------------------------------------          ---------------------------------

===========================================          =================================
Signature [PLEASE SIGN WITHIN BOX]     Date          Signature (Joint Owners)     Date

[CITIZENS COMMUNICATIONS LOGO]

               Information about Delivery of Shareholder Materials

"Householding"

In an effort to minimize costs and the amount of duplicate material a household receives, we are sending one annual report to accounts sharing the same last name and address. A copy of Citizens' 2002 Annual Report, if not included in this package, has been sent to your address in another proxy package and should have already arrived. If you have not yet received an annual report, would like another copy, and/or wish to receive financial reports for each account in your household in the future, please contact Citizens' investor relations department by phone at 1.800.248.8845, by mail at 3 High Ridge Park, Stamford, Conn., 06905, or by email at Citizens@czn.com.

Vote Your Proxy Online

To vote your shares via the Internet, visit www.proxyvote.com. Enter the 12-digit control number located on the reverse of this proxy card to access your information and complete your electronic voting instructions. There is no charge to you for this service, but there may be costs associated with access to the Internet, such as usage charges for your Internet service provider and/or telephone companies.

Electronic Delivery of Future Proxy Material

After submitting your proxy vote online, you may elect to receive future proxy material (annual report, proxy statement, etc.) from Citizens electronically. Before exiting www.proxyvote.com, click the button for "Electronic Delivery" and enter your email address. Then click the button indicating your consent to receive future information in an electronic format. Next year, you will receive an email providing information about where to locate the annual report and proxy statement online and how to vote your shares.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

================================================================================

                               401(K) SAVINGS PLAN
                 Proxy Solicited on Behalf of Board of Directors

The undersigned hereby authorizes and directs Putnam Fiduciary Trust Company, as the Trustee under the Citizens 401(k) Savings Plan, to vote all shares of stock allocable to the undersigned under the provisions of the Plan and appoints Andrew N. Heine, William M. Kraus, and John L. Schroeder, or any of them, with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Citizens Communications Company (the "Company") to be held on Tuesday, May 13, 2003, at 10:00 a.m., Eastern Time, and at any adjournments thereof. Said Trustee is authorized and directed to execute and deliver a written proxy appointing such individuals to act as proxies as directed.

[CITIZENS COMMUNICATIONS LOGO]
9025 N. LINDBERGH DRIVE
PEORIA, IL 61615

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number, which is located below, to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number, which is located below, and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Citizens Communications Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:      CITIZ1       KEEP THIS PORTION FOR YOUR RECORDS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                                                                              DETACH AND RETURN THIS PORTION ONLY
                             THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
================================================================================================================
CITIZENS COMMUNICATIONS COMPANY

   Proposal 1 -- Election of Directors

      Nominees:                                        For   Withhold   For All   To withhold authority to vote
                                                       All     All       Except   for individual(s), mark "For
      01) Aaron I. Fleischman   07) John L. Schroeder                             All Except" and write the
      02) Rudy J. Graf          08) Robert A. Stanger  [ ]     [ ]         [ ]    number(s) of the nominee(s) on
      03) Stanley Harfenist     09) Edwin Tornberg                                the line below.
      04) Andrew N. Heine       10) Claire L. Tow
      05) William M. Kraus      11) Leonard Tow                                   ______________________________
      06) Scott N. Schneider    12) David H. Ward

Proposal 2                                                                            For   Against   Abstain

Approve the appointment of KPMG LLP as our independent public accountants for 2003.   [ ]     [ ]       [ ]

This proxy, when properly executed, will be voted in the manner directed by the signatory stockholder.

If no direction is made, this proxy will be voted in the same proportion as the voted shares in the Citizens 401(k) Savings Plan.

Note: Please sign exactly as name appears hereon.                                                        Yes  No
      Joint owners should each sign. When signing
      as attorney, executor, administrator,          Please indicate if you plan to attend this meeting  [ ]  [ ]
      trustee or guardian, please give full title
      as such. See reverse for additional Proxy
      Information.

-------------------------------------------          ---------------------------------

===========================================          =================================
Signature [PLEASE SIGN WITHIN BOX]     Date          Signature (Joint Owners)     Date